SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-l1(c) or ss.240.14a-12

                               WAYNE BANCORP, INC.
                 -----------------------------------------------
                 (Name of Registrant as Specified In Its Charter)


      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

    5) Total fee paid:

       -------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ----------------------

    2) Form, Schedule or Registration Statement No.:

       ----------------------

    3) Filing Party:

       ----------------------

    4) Date Filed:

       ----------------------

                               WAYNE BANCORP, INC.
                              1195 HAMBURG TURNPIKE
                             WAYNE, NEW JERSEY 07470
                                 (201) 305-5500


                                                                 March 25, 1997


Fellow Shareholders:

     You are cordially invited to attend the first annual meeting of shareholders (the "Annual Meeting") of Wayne Bancorp, Inc. (the "Company"), the holding company for Wayne Savings Bank, F.S.B. (the "Bank"), which will be held on April 30, 1997, at 2:00 p.m., Eastern Time, at the Paris Inn, 1292 Alps Road, Wayne, New Jersey.

     The attached Notice of the Annual Meeting and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of KPMG Peat Marwick LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our shareholders may have regarding the business to be transacted.

     The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its shareholders. FOR THE REASONS SET FORTH IN THE PROXY STATEMENT, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH MATTER TO BE CONSIDERED.

     PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS.

     On behalf of the Board of Directors and all of the employees of the Company and the Bank, we thank you for your continued interest and support.


                                Sincerely yours,


                                /s/ HAROLD P. COOK, III
                                ------------------------------------------
                                Harold P. Cook, III
                                Chairman of the Board and
                                Chief Executive Officer

                               WAYNE BANCORP, INC.
                              1195 HAMBURG TURNPIKE
                             WAYNE, NEW JERSEY 07470
                                 (201) 305-5500

                       ----------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 30, 1997

                       ----------------------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Wayne Bancorp, Inc. (the "Company"), the holding company for Wayne Savings Bank, F.S.B. will be held on April 30, 1997, at 2:00 p.m., Eastern Time, at the Paris Inn, 1292 Alps Road, Wayne, New Jersey.

     The purpose of the Annual Meeting is to consider and vote upon the following matters:

     1. The election of four directors for terms of three years each or until their successors are elected and qualified;

     2. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

     3. Such other matters as may properly come before the meeting and at any adjournments thereof, including whether or not to adjourn the meeting.

     The Board of Directors has established March 21, 1997, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Only recordholders of the Common Stock of the Company as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the Annual Meeting will be available at the administrative offices of the Company, 1195 Hamburg Turnpike, Wayne, New Jersey 07470, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting itself.

                                     By Order of the Board of Directors



                                     /s/ MICHAEL G. DEBENEDETTE
                                     -------------------------------------------
                                     Michael G. DeBenedette
                                     Secretary


Wayne, New Jersey
March 25, 1997

                               WAYNE BANCORP, INC.

                             -----------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 30, 1997

                             -----------------------

SOLICITATION AND VOTING OF PROXIES

     This Proxy Statement is being furnished to shareholders of Wayne Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors ("Board of Directors" or "Board") of proxies to be used at the first annual meeting of shareholders (the "Annual Meeting"), to be held on April 30, 1997 at 2:00 p.m., at the Paris Inn, 1292 Alps Road, Wayne, New Jersey and at any adjournments thereof. The 1996 Annual Report to Shareholders, including consolidated financial statements for the fiscal year ended December 31, 1996, accompanies this Proxy Statement, which is first being mailed to recordholders on or about March 25, 1997.

     Regardless of the number of shares of Common Stock owned, it is important that recordholders of a majority of the shares be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXY CARDS WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT AND FOR THE APPROVAL AND RATIFICATION OF EACH OF THE SPECIFIC PROPOSALS PRESENTED IN THIS PROXY STATEMENT.

     Other than the matters set forth on the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. EXECUTION OF A PROXY, HOWEVER, CONFERS ON THE DESIGNATED PROXY HOLDERS DISCRETIONARY AUTHORITY TO VOTE THE SHARES IN ACCORDANCE WITH THEIR BEST JUDGMENT ON SUCH OTHER BUSINESS, IF ANY, THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING.

     A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

     The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Regan & Associates, Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $3,500, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiary, Wayne Savings Bank, F.S.B. (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

VOTING SECURITIES

     The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors.

     The close of business on March 21, 1997 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 2,156,383 shares.

     As provided in the Company's Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as, by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors set forth in Proposal 1, the proxy card being provided by the Board of Directors enables a stockholder to vote "FOR" the election of the nominees proposed by the Board of Directors, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Delaware law and the Company's bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes, or (ii) votes withheld on proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the ratification of KPMG Peat Marwick, LLP as independent auditors of the Company set forth in Proposal 2, by checking the appropriate box, you may:
(i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" with respect to the item. Under the Company's bylaws, unless otherwise required by law, all such matters shall be determined by a majority of the votes cast, without regard to either (a) broker non-votes, or (b) proxies marked "ABSTAIN" as to that matter.

     Proxies solicited hereby will be returned to the Company's transfer agent, the Registrar & Transfer Company, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or be a director of, the Company or any of its affiliates. After the final adjournment of the Annual Meeting, the proxies will be returned to the Company for safekeeping.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on the Record Date or as disclosed in certain reports regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission ("SEC"), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of the Record Date.




                                                                                          AMOUNT
                                                                                        AND NATURE
                                                                                       OF BENEFICIAL      PERCENT
   TITLE OF CLASS                  NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNERSHIP        OF CLASS
--------------------   ------------------------------------------------------------   ---------------   ------------
Common Stock           Wayne Savings Bank, F.S.B. Employee Stock                         178,511(1)         8.3%
                       Ownership Plan ("ESOP")
                       1195 Hamburg Turnpike
                       Wayne, New Jersey 07470

Common Stock           Seidman and Associates, L.L.C.,                                   206,500(2)         9.6
                       Seidman and Associates II, L.L.C.,
                       Seidman Investment Partnership, L.P.,
                       Lawrence B. Seidman, Benchmark Partners
                       L.P., The Benchmark Company, Inc., S/B
                       International Fund, Ltd., Richard Whitman,
                       Lorraine DiPaola, Dennis Pollack
                       750 Lexington Avenue
                       New York, New York 10022

Common Stock           Wellington Management Company, LLP ("WMC")                        204,430(3)         9.5
                       75 State Street
                       Boston, Massachusetts 021109

Common Stock           Bay Pond Partners, L.P.                                           129,700(4)         6.0
                       75 State Street
                       Boston, Massachusetts 02109


-----------------

(1) Shares of Common Stock were acquired by the ESOP in the Bank's conversion from the mutual to the stock form (the "Conversion"). The ESOP Committee of the Board of Directors administers the ESOP. First Bankers Trust, N.A. has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At March 21, 1997, 18,057 shares have been allocated under the ESOP and 160,454 shares remain unallocated. Under the ESOP, the ESOP Trustee will vote the unallocated shares in a manner calculated to most accurately reflect the instructions received from participants so long as the Trustee determines such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(2) Based on information disclosed by the group of reporting persons set forth herein in a Schedule 13D filed with the SEC and most recently amended on February 27, 1997.

(3) Based on information disclosed by the group in a Schedule 13G filed with the SEC on January 24, 1997. This total includes 129,700 shares beneficially owned by Bay Pond Partners, L.P. and held by WMC in its capacity as investment advisor.

(4) Based on information disclosed by the group in a Schedule 13D filed with the SEC and most recently amended on September 9, 1996. The 129,700 shares of Common Stock reported by Bay Pond Partners, L.P. are also included in the total number of shares beneficially owned by WMC.

                     PROPOSALS TO BE VOTED ON AT THE MEETING
                        PROPOSAL 1. ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of ten (10) directors and is divided into three classes. Each of the ten members of the Board of Directors of the Company also presently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

     As a result of negotiations in connection with the solicitation of proxies by the Committee to Preserve Shareholder Value (the "Committee") in opposition to the Wayne Bancorp, Inc. 1996 Stock-Based Incentive Plan ("Incentive Plan"), the Company and the Committee entered into an agreement (the "Agreement") on February 10, 1997, which became binding upon the approval of the Incentive Plan. Such Agreement obligates the Company to, among other things: (i) increase by one the size of the Boards of Directors of the Company and the Bank and appoint Dennis Pollack as a Director for a term expiring at the Company's 1997 Annual Meeting of Stockholders; (ii) nominate Mr. Pollack for re-election to the Board of Directors at its 1997 Annual Meeting of Stockholders; (iii) upon termination of William J. Lloyd's next term as a Director or his earlier resignation, reduce the number of Directors back to nine; and (iv) revise its fee arrangement for Directors so the increase in the size of the Board will not increase the total fees owed to Directors.

     The Agreement obligates the Committee and each of its members to, among other things: (i) vote all of the common stock of the Company owned of record or beneficially by the members of the Committee (the "Committee Stock") at the Special Meeting to approve the Incentive Plan; and (ii) vote the Committee Stock in favor of the election of the persons nominated by the Board of Directors of the Company to be elected Directors at the 1997 Annual Meeting of Stockholders. In addition, the Agreement places certain restrictions on the Committee's ability to solicit proxies in opposition to the Company prior to the 1999 Annual Meeting, and prohibits members of the Committee from acquiring additional shares of the Company's common stock such that their aggregate ownership exceeds 10% of the outstanding common stock.

     The four nominees proposed for election at this Annual Meeting are Harold
P. Cook, III, William J. Lloyd, Ronald Higgins and Dennis Pollack.

     In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE NOMINEE IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO THE NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth, as of the Record Date, the names of the nominees, continuing directors and Named Executive Officers (as defined herein) as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each director became a director of the Bank, and the year in which their terms (or in the case of the nominees, their proposed terms) as director of the Company expire. The table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director and Named Executive Officer and all directors and executive officers as a group as of the Record Date.


                                                                                       SHARES OF
NAME AND PRINCIPAL                                                    EXPIRATION     COMMON STOCK
OCCUPATION AT PRESENT                                     DIRECTOR    OF TERM AS     BENEFICIALLY      PERCENT OF
AND FOR PAST FIVE YEARS                          AGE      SINCE(1)     DIRECTOR        OWNED (2)        CLASS(3)
-----------------------                          ---      -----        --------        ---------        --------

NOMINEES

Harold P. Cook, III........................       42        1991         2000          18,347(4)(5)        *
Chairman of the Board and Chief
Executive Officer of the Company and
Vice Chairman of the Board of the Bank.
Mr. Cook has been a partner with the law
firm Cook & DeLuccia since 1982.

William J. Lloyd...........................       73        1961         2000           5,848(4)(5)        *
Mr. Lloyd is a director of the Company
and is Chairman of the Board of Directors
of the Bank, and has been retired since
1986.

Ronald Higgins.............................       61        1988         2000           4,848(4)(5)        *
Mr. Higgins has been a real estate broker
for Century 21 since 1995 and a principal
owner and insurance agent for RLM
Insurance Agency since 1967 and is a real estate entrepreneur.



                                                                                       SHARES OF
NAME AND PRINCIPAL                                                    EXPIRATION     COMMON STOCK
OCCUPATION AT PRESENT                                     DIRECTOR    OF TERM AS     BENEFICIALLY      PERCENT OF
AND FOR PAST FIVE YEARS                          AGE      SINCE(1)     DIRECTOR        OWNED (2)        CLASS(3)
-----------------------                          ---      -----        --------        ---------        --------
Dennis Pollack.............................       46      1997(6)        2000         206,500(7)          9.6%
Mr. Pollack has served as President and
Chief Executive Officer of CBC Bancorp,
Inc. and Connecticut Bank of Commerce,
Stamford, Connecticut since February
1996.  He was Regional President of First
Fidelity Bank, N.A., Hawthorne, New
York in 1994.  Previous to that he served
as President and Chief Executive Officer
of the Savings Bank of Rockland County,
Spring Valley, New York from 1987-
1994.

CONTINUING DIRECTORS

Thomas D. Collins..........................       62        1981         1998          13,348(4)           *
Mr. Collins is the Assistant Secretary of
the Company and the Board Secretary of
the Bank.  Since 1960 he has been the
owner-manager of Town & Country
Hardware Inc., Wayne, New Jersey,

Johanna O'Connell..........................       45        1996         1998          21,683(4)(5)(8)    1.0%
Ms. O'Connell has served as President of
the Company and President and Chief
Executive Officer of the Bank since
September 6, 1996.  Previously, Ms.
O'Connell served as Vice President of the
Company and Senior Vice President and
Chief Lending Officer of the Bank.

Nicholas S. Gentile, Jr....................       66        1965         1998           3,448(4)(5)        *
Mr. Gentile is Secretary to the Board of
the Company and is President and Chief
Executive Officer of Pompton Lakes
Building Supply Co.

David M. Collins...........................       57        1981         1999           7,848(4)(5)        *
Mr. Collins has been an educator in
Wayne Township since 1967 and has also
been involved in real estate acquisitions
and management.



                                                                                       SHARES OF
NAME AND PRINCIPAL                                                    EXPIRATION     COMMON STOCK
OCCUPATION AT PRESENT                                     DIRECTOR    OF TERM AS     BENEFICIALLY      PERCENT OF
AND FOR PAST FIVE YEARS                          AGE      SINCE(1)     DIRECTOR        OWNED (2)        CLASS(3)
-----------------------                          ---      -----        --------        ---------        --------
Richard Len................................       62        1988         1999          30,117(4)(5)(8)   1.3%
Mr. Len is President of Wayne Savings
Financial Services Group, Inc., a
subsidiary of the Bank.

Charles A. Lota............................       39        1993         1999           8,348(4)(5)        *
Mr. Lota is a Certified Public Accountant
and currently owns his own accounting
firm located in Wyckoff, New Jersey.

Stock Ownership of all Directors                  --         --           --          340,340(9)         15.8%
and Executive Officers as a Group
(12 persons)


---------------

*    Does not exceed 1.0% of the Company's voting securities.

(1)  Includes years of service as a director of the Bank.

(2) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted).

(3) As of the Record Date, there were 2,156,383 shares of Common Stock outstanding.

(4)  Includes 3,347, 3,347, 3,347, 3,347, 17,851, 3,347, 3,347, 13,388 and 3,347
     shares awarded to Messrs. Cook, Lloyd, Higgins and Thomas D. Collins, Ms. O'Connell, Messrs. Gentile, David M. Collins, Len and Lota under the Incentive Plan. Awards to directors under the Incentive Plan vest in five equal annual installments commencing February 25, 1998. Base grants to officers under the Incentive Plan vest in five equal annual installments commencing February 25, 1998; however, performance grants, which constitute 25%, 50% and 75% of the amount of the grant that will vest in years 2000, 2001 and 2002, respectively, will only vest if the performance criteria for the year established by the Compensation Committee is met.

(5)  Does not include 8,367, 8,367, 8,367, 8,367, 44,627, 8,367, 8,367, 33,470
     and 8,367 shares subject to options granted to Messrs. Cook, Lloyd, Higgins and Thomas D. Collins, Ms. O'Connell, Messrs. Gentile, David M. Collins, Len and Lota, under the Incentive Plan. Options will be exercisable on a cumulative basis in five equal annual installments commencing February 25, 1998.

(6) In accordance with an Agreement the Company entered into with the Committee, which includes a number of members, including Lawrence B. Seidman, the Company named Mr. Pollack to the Board of Directors of the Company and the Bank on February 25, 1997.

(7) Mr. Pollack is a member of the Committee, which is a group of reporting persons under Section 13(d) of the Exchange Act, and therefore, beneficial ownership of all of the shares held by members of the Committee is attributable to Mr. Pollack. Mr. Pollack individually owns 5,500 shares. See "Security Ownership of Certain Beneficial Owners."

(8) Includes 1,730 and 1,637 shares allocated to Ms. O'Connell and Mr. Len, respectively under the Bank's ESOP.

(9) Includes 68,948 shares allocated to executive officers and directors under the Incentive Plan, and 4,300 shares allocated to executive officers under the ESOP. Excludes 172,368 shares subject to options granted to executive officers and directors which commence vesting on February 25, 1998 at a rate of 20% of the original amount awarded per year.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers (as defined in regulations promulgated by the SEC thereunder) and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors of the Company conducts its business through meetings of the Board of Directors and through activities of its committees. The Board of Directors of the Company meets monthly and may have additional meetings as needed. During the year ended December 31, 1996, the Board of Directors of the Company held 12 meetings. All of the directors of the Company attended at least 75% of the total number of the Company's Board meetings held and committee meetings on which such directors served during 1996. The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

     AUDIT COMMITTEE. The Audit Committee of the Company and the Bank consists of Messrs. Charles A. Lota (Chairman), Thomas D. Collins and Ronald Higgins and is responsible for establishing audit policy. The Committee also reviews and reports to the Board on the Bank's financial condition and reviews the audit reports of the Bank prepared by the independent auditors. The Audit Committee of the Bank and Company met 4 times in 1996.

     NOMINATING COMMITTEE. The Company's Nominating Committee for the 1997 Annual Meeting consists of the full Board of Directors. The committee considers and recommends the nominees for director to stand for election at the Company's annual meeting of shareholders. The Company's Certificate of Incorporation and Bylaws provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The stockholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act. The Nominating Committee met on February 11, 1997.

     COMPENSATION COMMITTEE. The Compensation Committee of the Company consists of the full Board of Directors. The committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. The committee is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of the Company and the Bank. The Compensation Committee met one time in 1996.

DIRECTORS' COMPENSATION

     DIRECTORS' FEES. All members of the Board of Directors of the Company and the Bank, except Johanna O'Connell, currently receive an annual retainer fee of $11,111 and the Chairman of the Board and the Secretary to the Board of the Company each receives a fee of $200 for each Board meeting attended. No committee fees are paid by the Company.

     The Chairman of the Board of the Bank receives a fee of $1,404 per month, the Secretary of the Board receives a fee of $835 per month and all directors except Johanna O'Connell receive a fee of $356 per month, regardless of the number of meetings held by the Board. The Chairman of each committee of the Board of Directors of the Bank is paid $50 per meeting if the Chairman prepares minutes for the committee meeting.

     The Bank maintains one Director Emeritus position that is currently filled by Joseph J. DeLuccia, who served on the Board of Directors of the Bank from 1965 to 1990. Mr. DeLuccia is paid a fee for consulting services.

     INCENTIVE PLAN. Under the Incentive Plan, each outside director was granted non-statutory stock options to purchase 8,367 shares of Common Stock at an exercise price of $17.00 per share, which was the fair market value of the shares on the date of grant (February 25, 1997). Options become exercisable in five (5) equal annual installments of 20% commencing one year from the date of grant.

     Under the Incentive Plan, each outside director was granted an award of 3,347 shares of Common Stock. Awards to directors vest in five (5) equal annual installments at a rate of 20% commencing one year from the date of grant (February 25, 1997).

EXECUTIVE COMPENSATION

     The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company or the Bank. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of the Board of Directors of the Bank, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

     GENERAL. The Company is the parent company of the Bank and does not pay any cash compensation to the executive officers of the Company. Also, the Boards of Directors of the Company and the Bank have the same members. Therefore, the Company does not maintain a compensation committee. The Compensation Committee of the Board of Directors of the Bank is responsible for establishing the compensation levels and benefits for executive officers of the Bank, who also serve as executive officers of the Company and for reviewing recommendations of management for compensation and benefits for other officers and employees of the Bank. The Compensation Committee consists of all non-employee directors of the Bank.

     COMPENSATION POLICIES. The Compensation Committee has the following goals for compensation programs impacting the executive officers of the Company and the Bank:

     o to provide motivation for the executive officers to enhance stockholder value by linking their compensation to the value of the Company's stock;

     o to retain the executive officers who have led the Company to high performance levels and allow the Bank to attract high quality executive officers in the future by providing total compensation opportunities which are consistent with competitive norms of the industry and the Company's level of performance; and

     o to maintain reasonable "fixed" compensation costs by targeting base salaries at a competitive average.

     The executive compensation package available to executive officers for 1996 did not permit stock-based compensation arrangements. As a result of the Bank's conversion from mutual to stock form and receipt of stockholder approval at the February 25, 1997 Special Meeting of the Company's 1996 Stock-Based Incentive Plan, the Company now can seek to align the interests and performance of its executive officers with the long term interests of its stockholders.

     BASE SALARY. For fiscal 1996, the Compensation Committee terminated its incentive bonus program, recognizing that various forms of stock compensation would likely be available following the Bank's conversion. Executives earn salaries that the Compensation Committee deems reasonable and within the average range as those earned by other executives performing similar duties at institutions that are similarly sized and located as the Bank. In the future, the Compensation Committee intends to consider the entire compensation package, including the equity compensation provided under the Company's stock plans. The Compensation Committee will meet in the fourth quarter of each year to determine the level of any salary increase to take effect as of the beginning of that fiscal year and will adjust salaries after reviewing the qualifications and experience of the executive officers of the Bank, the compensation paid to persons having similar duties and responsibilities in other institutions and the size of the Bank and the complexity of its operations. The Compensation Committee will consult surveys of compensation paid to executive officers performing similar duties for depository institutions and their holding companies, with particular focus on the level of compensation paid by comparable institutions including some, but not all, of the companies included in the peer group used for the Stock Performance Graph. The Compensation Committee believes that current salary levels are consistent with competitive practices of other comparable institutions and each executive's level of responsibility and intends for that to be the case in future years.

     Although the Compensation Committee's policy in regard to base salary is subjective and no specific formula is used for decision making, the Compensation Committee considered the overall performance of the Bank in establishing compensation levels.

     Compensation for the President and Chief Executive Officer. After taking into consideration the factors discussed above, the Compensation Committee gave Ms. O'Connell a salary increase of $26,000 to $125,000 when she was promoted to the positions of President of the Company and President and Chief Executive Officer of the Bank. This amount was equal to what the former President had been earning as base compensation prior to the Bank's conversion to stock form. The salary of $125,000 is within the average range for similarly sized thrift institutions with similar operating results in the New York/New Jersey area. Ms. O'Connell has employment agreements which specify her base salary and require periodic review of such salary. In addition, she, as do other executive officers, participates in other benefit plans available to all employees including the Employee Stock Ownership Plan and the 401(k) Plan.

                             COMPENSATION COMMITTEE

             Harold P. Cook, III                Nicholas S. Gentile, Jr
             William J. Lloyd                   David M. Collins
             Ronald Higgins                     Richard Len
             Thomas D. Collins                  Charles A. Lota
             Dennis Pollack

     STOCK PERFORMANCE GRAPH. The following graph shows a comparison of cumulative total stockholder return on the Company's Common Stock based on the market price of the Common Stock with the cumulative total return of companies in the Nasdaq Stock Market and the Nasdaq Stock Market Bank Stock Index for the period beginning on June 27, 1996 the day the Company's Common Stock began trading, through December 31, 1996. The graph was derived from a very limited period of time, and reflects the market's reaction to the initial public offering of the Common Stock and, as a result, may not be indicative of possible future performance of the Company's Common Stock.


                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                               WAYNE BANCORP, INC.
                       JUNE 27, 1996 TO DECEMBER 31, 1996


                                GRAPH GOES HERE


                                    Summary

                             6/27/96       7/31/96       8/30/96          9/30/96       10/31/96       11/29/96        12/31/96
                             -------       -------       -------          -------       --------       --------        --------

Wayne Bancorp, Inc           100.000       104.494       119.101          123.596        131.461       132.929         144.921
Nasdaq Stock Market          100.000        92.605        97.793          105.278        104.117       110.565         110.449
Nasdaq Bank Stocks           100.000        99.120       106.086          111.198        116.048       124.734         125.500



A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

c. If the monthly interval, based on the fiscal year-end is not a trading day, the preceding trading day is used.

D.   The index level for all series was set to 100.000 on 6/27/96.

     SUMMARY COMPENSATION TABLE. The following table shows, for the years ended December 31, 1996 and 1995, the cash compensation paid, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officers of the Company and the Bank and the other executive officers of the Company and the Bank who earned and/or received salary and bonus in excess of $100,000 in fiscal year 1996 ("Named Executive Officers"). No other executive officer of the Company or the Bank earned and/or received salary and bonus in excess of $100,000 in fiscal year 1996.


------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Long Term Compensation
                                                                          -----------------------------------------
                                          Annual Compensation(1)                     Awards                 Payouts
                                    ------------------------------------  ----------------------------------------
                                                               Other       Restricted     Securities                        All
                                                               Annual         Stock        Underlying         LTIP          Other
Name and Principal Position               Salary    Bonus   Compensation     Awards       Options/SARs       Payouts    Compensation
                                  Year      ($)      ($)       ($)(2)        ($)(3)          (#)(4)          ($)(5)        ($)(6)
----------------------------------------------------------------------------------------------------------------------------------

Harold P. Cook, III              1996    $21,300    $  --       --            --               --              --        $   --
Chairman of the Board and        1995     17,800       --       --            --               --              --            --
Chief Executive Officer of the
Company and Director of the
Bank(7)

Johanna O'Connell,               1996   $106,845    $  --       --            --               --              --        $  4,359
President of the Company and     1995     84,450     31,957     --            --               --              --           3,386
President and Chief Executive
Officer of the Bank(7)

Richard Len,                     1996    $73,500    $52,517     --            --               --              --        $  6,672
Chairman of Wayne Savings        1995     71,300     66,759     --            --               --              --           5,829
Financial Services Group, Inc.

William E. Vanderberg,           1996   $109,600    $  --       --            --               --              --        $797,075(8)
Former President and Chief       1995    124,200     86,481     --            --               --              --           9,676
Executive Officer of the
Company and the Bank(7)

------------

(1) Under Annual Compensation, the column titled "Salary" includes amounts deferred by the named executive officer pursuant to the Bank's 401(k) Plan as hereinafter defined pursuant to which employees may defer up to 15% of their compensation and executive officers may defer up to the maximum limits under the Internal Revenue Code of 1986, as amended ("Code") not to exceed 15%, and includes board fees of $21,300 for 1996 and $17,800 for 1995 paid to Mr. Cook and $19,500 paid in each year to Mr. Len. The column titled "Bonus" includes cash bonuses paid to Mr. Vanderberg and Ms. O'Connell as well as commissions paid to Mr. Len from Financial Services. "Bonus" for 1995 includes $8,149 and $13,704 paid to Ms. O'Connell and Mr. Vanderberg, respectively, earned by the executives in 1995, but paid in January 1996. The Board discontinued the practice of paying cash bonuses to executives in 1996.

(2) For 1996 and 1995, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation;
     (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; nor (e) preferential discounts on stock. For 1996 and 1995, the Company and the Bank had no restricted stock or stock related plans in existence.

(3)  No stock awards were granted or earned in 1996 or 1995.

(4)  No stock options or SARs were earned or granted in 1996 or 1995.

(5) For 1996 and 1995, there were no payouts or awards under any long-term incentive plan.

(6) Includes amounts contributed by the Bank under the Bank's 401(k) Plan and reimbursement for insurance expenses.

(7) Mr. Vanderberg resigned as President, Chief Executive Officer and Director of the Company and the Bank. Mr. Cook assumed the responsibilities of Chief Executive Officer of the Company and Ms. O'Connell assumed the positions of President of the Company and President and Chief Executive Officer of the Bank effective September 6, 1996. Previously, Ms. O'Connell served as Vice President of the Company and Senior Vice President and Chief Lending Officer of the Bank.

(8) In connection with the resignation of Mr. Vanderberg the Company paid Mr. Vanderberg $785,000 in 1996 in satisfaction of contractual retirement and severance benefits to which Mr. Vanderberg was entitled. Also includes amounts contributed by the Bank under the Bank's 401(k) Plan and reimbursement for insurance expenses.

EMPLOYMENT AGREEMENTS

     The Bank and the Company have entered into employment agreements with Ms. O'Connell ("Executive") as described below. These employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Ms. O'Connell.

     The employment agreements provide for a three-year term. The Bank employment agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of the Bank may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of the Bank after conducting a performance evaluation of the Executive. The term of the Company employment agreement will be extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. The agreements provide that the Executive's base salary will be reviewed annually. The current base salary of Ms. O'Connell is $125,000. In addition to the base salary, the agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel.

     The agreements provide for termination of the Executive's employment by the Bank or the Company for cause as defined in the agreements at any time. Under the agreements, in the event the Bank or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's voluntary resignation from the Bank, or the Company upon: (i) failure to re-elect or reappoint the Executive to her current offices, unless consented to by Executive; (ii) a material change in the Executive's functions, duties or responsibilities which change would cause Executive's position to become one of lesser responsibility, importance or scope from the position and attributes thereof described in the agreement, provided that no breach shall be deemed to have occurred in the event Executive continues to receive the same compensation and benefits as those being received by the Executive immediately preceding the change in Executive's functions, duties or responsibilities, unless consented to by Executive; (iii) a relocation of the Executive's principal place of employment by more than 15 miles, unless consented to by Executive; (iv) a material reduction in the benefits and perquisites to the Executive, unless consented to by Executive; (v) liquidation or dissolution of the Bank or the Company; or (vi) a breach of the agreement by the Bank or the Company, the Executive or, in the event of Executive's subsequent death, her beneficiary, beneficiaries or estate, as the case may be, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement. The Bank and the Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the agreements.

     Under the agreements, if involuntary termination or voluntary resignation under the conditions set forth above and as set forth in the agreements, follows a change in control of the Bank or the Company (as defined in the agreements), the Executive or, in the event of the Executive's death, her beneficiary, beneficiaries or estate, as the case may be, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining term of the agreements; or (ii) three times the average annual compensation for the five preceding taxable years, as described in the agreements. The Bank and the Company would also continue the Executive's life, health, and disability coverage. Notwithstanding that both agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement. Based solely on the compensation reported in the summary compensation table for 1996, excluding any benefits under any employee plan which may be payable, following a change in control and termination of employment, Ms. O'Connell would receive severance payments in the amount of approximately $345,000.

     Payments under the employment agreements and the change in control agreements, described below, in the event of a change in control may constitute some portion of an excess parachute payment under Section 280G of the Internal Revenue Code (the "Code") for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank.

     Payments to the Executive under the Bank's agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Agreements would be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

CHANGE IN CONTROL AGREEMENTS

     For similar reasons as with the employment agreements, the Bank and the Company have entered into change in control agreements with two of its officers and Wayne Savings Financial Services Group, Inc. ("Financial Services") has entered into a change in control agreement with Richard Len ("Executive"). Each change in control agreement provides for a two year term. The Bank's change in control agreements provide that, commencing on the first anniversary date and continuing on each anniversary thereafter, the Bank's change in control agreements may be renewed by the Board of Directors for an additional year. The Company's change in control agreements provide that, commencing on the date of the execution of the Company's change in control agreement, the term will be extended for one day each day until such time as the Board of Directors of the Company or the Executive elects by written notice not to extend the term, at which time the change in control agreement will end on the second anniversary of the date of notice. The Company's change in control agreements provide that at any time following a change in control of the Bank or the Company (as defined in the agreement), if the Company terminates the Executive's employment for any reason other than cause, or if the Executive voluntary resigns following any demotion, loss of title, office or significant authority, coupled with a reduction in compensation and benefits from those being received by the Executive immediately preceding the change in Executive's functions, duties or responsibilities, and reduction in annual compensation or material reduction in benefits, or relocation of the principal place of employment by more than 15 miles, the Executive, or in the event of Executive's subsequent death, Executive's beneficiary or beneficiaries or estate, as the case may be, would be entitled to a sum equal to the greater of the payments due for the remaining term of the agreement or two (2) times the Executive's average annual compensation, as described in the agreement, for the preceding two taxable years. The Company would also continue the Executive's life, medical and disability coverage for the remaining term of the Agreement. The Bank's and Financial Services' change in control agreements are similar to that of the Company; however, any payments to the Executive under the Bank's change in control agreement would be subtracted from any amount due simultaneously under the Company's change in control agreement and in the case of Financial Services' change in control agreement, amounts due under that agreement would be subtracted from amounts due under the Bank agreement guaranteeing the Financial Services agreement. Payments to the Executive under the Bank's change in control agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payments under Financial Services' agreement would be guaranteed by the Bank in the event payments or benefits are not paid by Financial Services. Based solely on the compensation reported in the summary compensation table for 1996 for the Named Executive Officer and similar compensation data for the two senior officers of the Company and the Bank and excluding any benefits under any employee plan which may be payable, following a change in control and termination of employment, the three officers to be covered by the change in control agreements would receive severance payments in the aggregate amount of approximately $642,000.

     INCENTIVE PLAN. The Company maintains the Incentive Plan, which was approved by the shareholders of the Company February 25, 1997. The purpose of the Incentive Plan is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors, including directors emeritus and advisory directors, with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other shareholders' concerns and reward employees for outstanding performance. No awards were made under the Incentive Plan during the year ended 1996.

     The Incentive Plan authorizes the granting of options to purchase Common Stock, option-related awards and awards of Common Stock (collectively, "Awards"). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards under the Incentive Plan is 312,393 shares. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related Awards which may be granted under the Incentive Plan is 223,138 shares. The maximum number of the shares reserved for the award of shares of Common Stock ("Stock Awards") is 89,255 shares. All officers, other employees and non-employee directors, including advisory directors and directors emeritus, of the Company and its affiliates are eligible to receive Awards under the Incentive Plan. The Incentive Plan will be administered by a committee (the "Committee"). Authorized but unissued shares or shares previously issued and reacquired by the Company may be used to satisfy Awards under the Incentive Plan. The grant of Stock Awards and the exercise of options granted under the Incentive Plan will result in an increase in the number of shares outstanding, and may have a dilutive effect on the holdings of existing shareholders.

     PENSION PLAN. The Bank currently maintains the Wayne Savings Bank, F.S.B. Pension Plan ("Pension Plan"), which is a defined benefit pension plan, for the benefit of salaried employees employed by the Bank prior to attaining age 60. The Pension Plan is administered by the Bank. The Bank annually contributes an amount necessary to fully fund the actuarially determined minimum funding requirements established by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Under the plan's funding method, the actuarial present value of projected benefits of each individual is allocated on a level basis over the expected future earnings period through the assumed retirement date. The Bank makes a contribution to the plan for all eligible employees in accordance with the plan's guidelines.

     Employees of the Bank who have attained the age of 21, have completed six months of service, and were hired prior to age 60 are eligible to participate in the Pension Plan. Employee benefits under the Pension Plan begin vesting at 20% after the second year of service and increase by 20% each year for the following four years thereafter until full vesting occurs after six years. Payments made by the Bank pursuant to and for the purpose of funding its obligation under the Pension Plan totalled $66,843 for the 1996 plan year. The Board has voted to discontinue the Pension Plan.

     The table below sets forth annual benefits under the Retirement Plan assuming retirement during 1996 at various levels of compensation and years of credited service.


                       ESTIMATED ANNUAL RETIREMENT BENEFIT
                                PAYABLE AT AGE 65
        STRAIGHT LIFE ANNUITY BASIS TO AN EMPLOYEE RETIRING IN 1996(1)(2)


                                        YEARS OF CREDITED SERVICE
 FINAL AVERAGE      ---------------------------------------------------------------------------------------------
   EARNINGS                      15                20                25                 30                35
----------------    ---------------------------------------------------------------------------------------------
    $50,000                   $ 9,225           $11,700            $13,500           $16,500           $17,500
     75,000                    14,850            19,200             21,750            25,200            28,665
    100,000                    20,475            25,800             31,125            36,450            41,790
    125,000                    26,100            33,300             40,500            47,700            54,915
    150,000                    31,725            40,800             49,895            58,950            68,040
    200,000                    37,350            55,800             60,625            81,450            94,290
    250,000                    42,975            72,300             87,375           103,950           120,540
    300,000                    48,600            87,300            106,125           126,450           146,790


------------

(1) The compensation utilized for formula purposes includes the salary and bonuses in the "Summary Compensation Table."

(2) The benefit amounts shown in the preceding table are not subject to any deductions for social security benefits or other offset amounts.


     As of March 21, 1997, Ms. O'Connell had 7 years, 8 months of credited service and Richard Len had 7 years, 3 months of credited service.

     401(K) PLAN. The Bank has a 401(k) salary deferral plan (the "401(k) Plan") for the benefit of its employees. The 401(k) Plan provides for participation by all employees of the Bank. The Bank matches 50% of the employee's contributions up to the first 6% of the employee's salary. Under the 401(k) Plan, the Bank may make a special employer contribution in addition to its matching contributions. To date, the Bank has not made a special contribution. The determination of whether to make a special contribution and the amount of the special contribution is established by the Bank's Board of Directors. All participants in the 401(k) Plan are fully vested in their 401(k) Plan account balance upon entry into the Plan. Upon the employee's retirement, disability or death, the entire balance of an employee's account may be paid in a lump sum amount or in monthly installments over a period of up to 10 years. The 401(k) Plan has a number of investment options for participants, including the ability to invest in the common stock of the Company.

EMPLOYEE SEVERANCE COMPENSATION PLAN

     The Bank's Board of Directors has established the Wayne Savings Bank, F.S.B. Employee Severance and Retention Compensation Plan ("Severance Plan"), which provides employees designated by the Board with severance pay benefits in the event of a change in control of the Bank or the Company. Management personnel with employment or CIC Agreements are not eligible to participate in the Severance Plan. The Severance Plan will vest upon a change in control in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the Severance Plan, in the event of a change in control of the Bank or the Company, eligible employees who are terminated from or terminate their employment within one year (for reasons specified under the Severance Plan), would be entitled to receive a severance payment. A participant whose employment has terminated would be entitled to a cash severance payment equal to total compensation received by the participant over the six month period immediately prior to the change in control. The Severance Plan entitles participants to receive 50% of the total benefit the participant is eligible to receive under the plan if the Board of Directors has entered into any corporate action, the consummation of which would result in a change in control, provided the participant is continually employed by his employer from a date six months prior to the date of consummation up to the date of consummation. Any benefit paid under this provision shall reduce, in equal amount, any benefit otherwise or subsequently paid to the employee under the Severance Plan. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the Bank in the event of a takeover. Eight employees have been designated for participation under this plan.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     The Bank's current policy provides that all loans made by the Bank to its directors and executive officers be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. Any loan made to an executive officer or director must be approved by the Board of Directors prior to its being committed.

                     PROPOSAL 2. RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

     The Company's independent auditors for the fiscal year ended December 31, 1996 were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for the Bank and the Company for the year ending December 31, 1997, subject to ratification of such appointment by the shareholders.

     Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

     UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                             ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1998 Annual Meeting of Shareholders, a shareholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders not later than November 24, 1997. If such annual meeting is held on a date more than 30 calendar days from April 30, 1998, a shareholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposal will be subject to 17 C.F.R. ss. 240.14a-8 of the Rules and Regulations under the Exchange Act.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

                              By Order of the Board of Directors


                              /s/ MICHAEL G. DEBENEDETTE
                              -------------------------------------------
                              Michael G. DeBenedette
                              Corporate Secretary

Wayne, New Jersey
March 25, 1997

           YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
                 REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY
                    RETURN THE ACCOMPANYING PROXY CARD IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE.

                                                     REVOCABLE PROXY
[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE
                                                                                                                            Vote
                     WAYNE BANCORP, INC.                               1. The election as directors of all   For          Withheld
                                                                          nominees listed (except as marked  [ ]             [ ]
               ANNUAL MEETING OF SHAREHOLDERS                            to the contrary below).
                      APRIL 30, 1997
                   2:00 p.m. Eastern Time                                 Harold P. Cook, III, William J. Lloyd,
                                                                          Ronald Higgins and Dennis Pollack
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                                                          INSTRUCTION: To withhold your vote for any individual
     The undersigned hereby appoints the official proxy                   nominee, write that nominee's name on the line provided
committee of the Board of Directors of Wayne Bancorp, Inc.                below:
(the "Company"), each with full power of substitution, to
act as proxies for the undersigned, and to vote all shares             ____________________________________________________________
of Common Stock of the Company which the undersigned is
entitled to vote only at the  Annual Meeting of                        2. The ratification of the            For  Against  Abstain
Stockholders, to be held on April 30, 1997, at 2:00 p.m.                  appointment of KPMG Peat Marwick   [ ]    [ ]      [ ]
Eastern Time, at the Paris Inn, 1292 Alps Road, Wayne, New                LLP, as independent auditors of
Jersey, and at any and all adjournments thereof, as follows:              Wayne Bancorp, Inc. for the fiscal
                                                                          year ending December 31, 1997.

     THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED,            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE               EACH OF THE LISTED PROPOSALS.
VOTED FOR THE PROPOSALS LISTED. IF ANY OTHER BUSINESS IS
PRESENTED AT THE ANNUAL MEETING, INCLUDING WHETHER OR NOT                   The undersigned acknowledges receipt from the Company
TO ADJOURN THE MEETING, THIS PROXY WILL BE VOTED BY THOSE              prior to the execution of this proxy of a Notice of Annual
NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT             Meeting of Shareholders and of a Proxy Statement dated
TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO             March 25, 1997 and of the Annual Report to Shareholders.
BE PRESENTED AT THE ANNUAL MEETING.




                                            ________________________
     Please be sure to sign and date       | Date                   |
      this Proxy in the box below.         |                        |
___________________________________________|________________________|
|                                                                   |
|                                                                   |
|                                                                   |
|                                                                   |
|____Shareholder sign above________Co-holder (if any) sign above____|




----------------------------------------------------------------------------------------------------------------------------------

                             DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.


_________________________________________________________________________________________________________________________________
|                                                                                                                                |
|                                                        WAYNE BANCORP, INC.                                                     |
|                                                                                                                                |
|     NOTE: Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or |
|  guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.   |
|                                                                                                                                |
|           IMPORTANT: IF YOU RECEIVE MORE THAN ONE CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.         |
|                                                                                                                                |
|                                                        PLEASE ACT PROMPTLY                                                     |
|                                              SIGN, DATE & MAIL YOUR PROXY CARD TODAY                                           |
|________________________________________________________________________________________________________________________________|
